Exhibit 10.10

BUSINESS FINANCING AGREEMENT
dated as of February 11, 2003
between
BRIDGE BANK, NATIONAL ASSOCIATION
and
REVCARE, INC., a Nevada corporation (“Borrower”).

Borrower and Lender agree as follows:

1.               Definitions and Construction.

1.1         Definitions.  In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Financed Receivables at such time.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Financed Receivable.

“Advance” means as to any Receivable, the advance made by Lender to Borrower in respect of such Receivable pursuant to Section 2.2.

“Advance Rate” means 80%, net of deferred revenue, contras and other offsets related to each specific Account Debtor, or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Agreement” means this Business Financing Agreement.

“Cash Infusion” is an infusion of subordinated debt or equity into Borrower in an amount no less than $3,000,000 on or before March 31, 2003.

“Collateral” is attached as Exhibit “A”.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached to this Agreement by the chief financial officer of Borrower that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $2,500,000.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Earned Reserve” means for any Financed Receivable on which the Advance has been reduced during any Reconciliation Period, the amount (if any), as of the Reconciliation Date for such Reconciliation Period,  by which (a) the product of the Advance Rate and the Receivable Amount of such Financed Receivable as of such Reconciliation Date exceeds (b) the outstanding amount of the Advance made on such Financed Receivable.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)                                  The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)                                 There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)                                  The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)                                 The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)                                  The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)                                    Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)                                 Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)                                 The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)                                     The Account Debtor on the Receivable is not any of the following:  (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; or (iii) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender.

(j)                                     The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date, provided however, Lender  may, in its sole discretion, to consider Receivables not paid within 120 days from its invoice date as Eligible Receivables; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(k)                                  Intentionally omitted.

(l)                                     The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(m)                               The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(n)                                 The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 9.1.

“Facility Fee” means a payment of $10,000.00.

“Finance Charge” means for each Reconciliation Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Reconciliation Period.

“Finance Charge Percentage” means a rate per year equal to Lender’s Prime Rate plus 1.50 percentage points; provided, however, that in the event Borrower receives the Cash Infusion, then effective April 1, 2003 and thereafter the Finance Charge Percentage shall decrease to a rate per year equal to Lender’s Prime Rate plus 1.00 percentage points and in the event Borrower does not receive the Cash Infusion, then effective April 1, 2003 and thereafter the Finance Charge Percentage shall increase to a rate per year equal to Lender’s Prime Rate plus 2.50 percentage points.

“Financed Receivable” means a Receivable for which Lender makes an Advance pursuant to a Funding Request.

“Funding Request” means a writing signed by an authorized representative of Borrower which accurately identifies the Receivables which Lender, at its election, is being requested to finance, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Maintenance Fee” means for any Reconciliation Period, a fee equal to .45% of the average daily balance of the Account Balance during such Reconciliation Period; provided, however, that in the event Borrower receives the Cash Infusion, then effective April 1, 2003 and thereafter the Maintenance Fee shall be reduced to .15% and in the event Borrower does not receive the Cash Infusion, then effective April 1, 2003 and thereafter the Maintenance Fee shall increase to .75%.  Additionally, the Maintenance Fee will increase an additional .50 percentage points from its then current percentage during any period that an Event of Default has occurred and is continuing.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means that (a) as to the total amount of the Advances, the aggregate amount of all unpaid Advances then outstanding exceeds the Credit Limit or (b) as to any Advance (i) with respect to any Receivable which is not an Eligible Receivable, the entire outstanding amount of such Advance, and (ii) in all other cases the amount, if any, by which the outstanding amount of such Advance exceeds the product of (i) the Advance Rate and (ii) the Receivable Amount of Financed Receivable in respect of which such Advance was made.

“Prime Rate” means the rate of interest publicly announced from time to time by the Wall Street Journal as its Prime Rate, provided however, with respect to the Borrowers Obligation’s under this Agreement, the Prime Rate will not be less than 4.25%.  Lender may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Recovery Fee” means for any Collections which the Borrower has failed to remit as required by the Agreement a fee of $5,000.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Reconciliation Date” means the last calendar day of each Reconciliation Period.

“Reconciliation Period” means each calendar month.

“Refundable Reserve” means for any Reconciliation Date:

(a)                                  The total of the Earned Reserves as to all Financed Receivables as of such Reconciliation Date,

minus

(b)                                 The total for that Reconciliation Period ending on such Reconciliation Date of:

(i)             Maintenance Fees and Recovery Fees;

(ii)          Finance Charges;

(iii)       Adjustments;

(iv)      Any outstanding Overadvance Amounts; and

(v)         all amounts due, including professional fees and expenses, as set forth in Section 11 for which oral or written demand has been made by Lender to Borrower during that Reconciliation Period to the extent Lender has agreed to accept payment thereof by deduction from the Refundable Reserve.

“Reserve” means as to any Financed Receivable the amount by which the Receivable Amount of the Financed Receivable exceeds the Advance on that Financed Receivable.

“Reserve Percentage” means 100% less the Advance Rate.

“Termination Fee” means a payment of 1% percent of the Credit Limit.

1.2         Construction:

(a)          In this Agreement:  (a) references to the plural include the singular and to the singular include the plural; (b) references to any gender include any other gender; (c) the terms “include” and “including” are not limiting; (d) the term “or” has the inclusive meaning represented by the phrase “and/or,” (e) unless otherwise specified, section and subsection references are to this Agreement, and (f) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower of Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)          Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.               Financed Receivables.

2.1         Funding Requests.  Borrower may request that Lender finance Receivables by delivering to Lender a Funding Request for the Receivables for which a request for financing is made.  Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request and to rely on the signature on any Funding Request as an authorized signature of Borrower.

2.2         Acceptance of Receivables.  Lender has no obligation to finance any Receivable and may exercise its sole discretion in determining whether any Receivable is an Eligible Receivable before financing such Receivable.  Upon acceptance by Lender of any Receivable described in a Funding Request, Lender shall make an Advance to Borrower in an amount equal to the Advance Rate multiplied by the Receivable Amount of such Receivable.  Upon Lender’s acceptance of the Receivable and payment to Borrower of the Advance, the Receivable shall become a “Financed Receivable.”  It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 6 are true and correct on the date of such Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Advance.  In no event shall the Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.

2.3         Rights in Respect of Financed Receivables.  Effective upon Lender’s payment of an Advance, Lender shall have the exclusive right to receive all Collections on the Financed Receivable and no Adjustments will be made without the Lender’s consent.  Lender shall have, with respect to any goods related to the Financed Receivable, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.4         Reserve.  The Reserve is a book balance maintained on the records of Lender and shall not be a segregated fund and is not the property of Borrower.

2.5         Due Diligence.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense.

3.               Collections, Charges and Remittances.

3.1         Collections.  Lender shall credit Collections with respect to Financed Receivables received by Lender to Borrower’s Account Balance within three business days of the date received.  If no Default has occurred and is continuing, Lender agrees to remit to Borrower the amount of Collections it receives with respect to Receivables other than Financed Receivables; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine.  Lender has no duty to do any act other than to turn over such amounts as required above.  If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.

3.2         Finance Charges.  On each Reconciliation Date Borrower shall pay to Lender the Finance Charge for the Reconciliation Period ending on such Reconciliation Date.  Lender may deduct the accrued Finance Charges as set forth in Section 3.5.

3.3         Fees.

(a)          Intentionally omitted.

(b)         Maintenance Fee.  On each Reconciliation Date, Borrower shall pay to Lender the Maintenance Fee for the Reconciliation Period ending on such Reconciliation Date.

(c)          Intentionally omitted.

(d)         Termination Fee.  In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrower shall pay the Termination Fee to Lender.

(e)          Facility Fee.  Borrower shall pay the Facility Fee to Lender promptly upon the execution of this Agreement.

(f)            Recovery Fee.  If Borrower fails to remit any Collections to Lender as herein provided, Borrower shall in each case pay to Lender the Recovery Fee for the amount of such Collections.

(g)         Intentionally omitted.

3.4         Reporting.  Within 15 days after the end of each Reconciliation Period, Lender shall send to Borrower a report covering the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender mails the accounting to Borrower.

3.5         Reconciliations.  Unless a Default has occurred and is continuing, Lender shall refund to Borrower after each Reconciliation Date, the Refundable Reserve, if positive, for such Reconciliation Date by payment by any means of payment acceptable to Borrower and Lender, subject to Lender’s rights under Section 4.3 and Lender’s rights of offset and recoupment.  If the Refundable Reserve is negative, Borrower shall immediately pay such amount in the same manner as set forth in Section 4.3 for Overadvances.

3.6         Adjustments.  In the event of a breach of Sections 6 or 7, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any adjustments.  Unless the Advance for the disputed Financed Receivable is repaid in full, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property.  If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender.  While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

3.7         Lockbox Account Collection Services.  Borrower, Lender and a lockbox provider acceptable to Lender shall immediately enter into a three party agreement acceptable to Lender  (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or is not operational within 60 days of the date of this Agreement   All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and Borrower will not have access to that account.  Borrower will (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives and (ii) deliver to Lender a detailed cash receipt’s journal on Friday of each week until the lockbox is operational.  Additionally, Lender may request that Account Debtor’s pay (by wire transfer or otherwise) Collections to Lender directly.  Lender reserves its right, in its sole discretion, to notify the Account Debtors with respect to payments that should be made to the lockbox.

4.               Recourse and Overadvances.

4.1         Recourse.  Advances and the other Obligations shall be with full recourse against Borrower.  If any Advance is not repaid in full within 90 days from the date on which such Advance is made, Borrower shall immediately pay the outstanding amount thereof to Lender.

4.2         Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.

4.3         Borrower’s Payment.  When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in

Lender’s sole discretion:  (a) in cash immediately upon demand therefor; (b) by delivery of substitute invoices and an Funding Request acceptable to Lender which shall thereupon become Financed Receivables; (c) by deduction from or offset against the Refundable Reserve that would otherwise be due and payable to Borrower; (d) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (e) by any combination of the foregoing as Lender may from time to time choose.

5.               Power of Attorney.  Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender:

(a)          whether or not there has been an Event of Default:

(i) to notify all Account Debtors to pay Lender directly;

(ii) to receive and open all mail addressed to Borrower which in Lender’s judgment, may contain proceeds of Collateral;

(iii) to endorse Borrower’s name on any checks or other forms of payment on the Receivables;

(iv) to execute on behalf of Borrower any documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral;

(v) to do all acts and things necessary or expedient, in furtherance of any such purpose; and

(b)         upon the occurrence and continuance of an Event of Default:

(i) to sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables;

(ii) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose;

(iii) to prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Receivables;

6.               Representations and Warranties.  Borrower represents and warrants:

(a)          With respect to each Financed Receivable:

(i)                                     It is the owner with legal right to sell, transfer and assign it;

(ii)                                  The correct Receivable Amount is on the Funding Request and is not disputed;

(iii)                               Such Financed Receivable is an Eligible Receivable;

(iv)                              Lender has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(v)                                 No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

(b)         Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

(c)          The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound.

(d)         Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

(e)          Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Financed Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

(f)            If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

(g)         Pursuant to that certain Purchase Agreement, dated as of May 30, 2000 (the “Purchase Agreement”), by and among Cypress Financial Services, Inc., Orange County Professional Services, Inc., Hospital Employee Labor Pool (“HELP”), Russell Mohrmann, Suzette M. Mohrmann, and Allen Berman, Borrower has been granted all right, title, and interest in and to any telephone numbers, domain name registrations, URL’s, websites, trade names, trademarks, service names, brand names, labels, registrations, or licenses held by HELP (including, but not limited to, the names “Hospital Employee Labor Pool” and “HELP,” and any derivations thereof as well as any trade names or trademarks acquired by HELP from any predecessor owners or with respect to any predecessor entity.

7.               Miscellaneous Provisions.  Borrower will:

(a)          Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.

(b)         Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

(c)          Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

(d)         Provide to Lender a written report within (i) 20 days, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay with respect to Financed Receivables in an amount greater than $2,000.00 and (ii) 30 days, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay with respect to Financed Receivables in an amount equal to or less than $2,000.00.

(e)          Give Lender copies of all Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing with the Securities and Exchange Commission, while any Financed Receivable is outstanding.

(f)            Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

(g)         Provide Lender with a Compliance Certificate no later than 30 days following each quarter end or as requested by Lender.

(h)         Immediately notify, transfer and deliver to Lender all Collections Borrower receives.

(i)             Not create, incur, assume, or be liable for any indebtedness with the exception of (i) Borrowers existing indebtedness described in Exhibit “B” attached hereto and (ii) indebtedness incurred in the ordinary course of Borrower’s business, provided however, not to exceed an amount in aggregate greater than $100,000.

(j)             Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Financed Receivable.

(k)          Provide to Lender not less than 45 days after the end of each month the following with respect to Borrower’s financial condition and results of operations for such month and the period then ending: balance sheet, income statement; statement of cashflows, accounts receivable and payable aging, collections payable report, and such other matters as Lender may request.

(l)             Provide to Lender promptly upon the execution hereof, a subordination agreement by Russ Morhmann, Suzette M. Mohramm, Robert Perez, Barbara C. Perez, [Hospital Employee Labor Pool], RBA Rem-Care, Inc., FBR Financial Partners, L.P., and Insource Medical Solutions, LLC, in favor of Lender which shall be in form satisfactory to Lender.

(m)       On a monthly basis Borrower’s net income will not have a negative variance greater than 25% (the “Net Income Requirement”) from it’s plan which shall be agreed to by both Lender and Borrower.  Borrower acknowledges that there will be a pricing adjustment in the event Borrower misses the Net Income Requirement, which shall be agreed to by both Borrower and Lender.

(n)         Within [30] days of the execution of this Agreement, file a Fictitious Business Name Statement in [Nevada] with the following name:  “RevCare, Inc. DBA Hospital Employee Labor Pool.”  Borrower will also ensure that HELP changes its name to a name which is sufficiently dissimilar to its current name, as required under the Purchase Agreement.

(o)         Maintain its primary operating account at Lender.

8.               Security Interest.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in the Borrower’s usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to the Receivables and Collateral.  Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein.

9.               Default and Remedies.

9.1         Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)                                  Failure to Pay.  Borrower fails to make a payment under this Agreement.

(b)                                 Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)                                  False Information.  Borrower (or any guarantor) has given Lender false or misleading information or representations.

(d)                                 Death.  If Borrower is a partnership, any general partner dies or becomes legally incompetent; or any guarantor dies or becomes legally incompetent.

(e)                                  Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)                                    Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)                                 Judgments.  Any judgments or arbitration awards are entered against Borrower in an amount greater than $100,000 (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration.

(h)                                 Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or Lender determines that it is insecure for any other reason.

(i)                                     Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has guaranteed.

(j)                                     Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)                                  Other Agreements.  Borrower (or any guarantor) or any of Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has with Lender or any affiliate of Lender.

(l)                                     Other Breach Under Agreement.  Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

9.2         Remedies.  Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Financed Receivables and all Collateral in any commercial reasonable manner..

10.         Accrual of Interest.  If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.3, Overadvances, amounts due under Section 11, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at (i) a rate not to exceed two times the fees set forth in Section 3.3 above or (ii) a rate greater than (i) if agreed to by both Lender and Borrower.  All interest and Finance Charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

11.         Fees, Costs and Expenses; Indemnification.  The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Financed Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Financed Receivables or the Collateral, (e) collecting the Financed Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Financed Receivable, the Collateral, any Account Debtor, or any guarantor.  Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

12.         Integration, Severability, Waiver, and Choice of Law.  This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect.  Lender retains all of its rights, even if it makes an Advance after a default.  If Lender waives a default, it may enforce a later default.  Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

13.         Notices.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

14.         Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

15.         Term and Termination.  This Agreement shall automatically renew upon the one year anniversary of the execution hereof, and shall continue to renew each subsequent year, unless earlier terminated by either party. Borrower and Lender each have the right to terminate the financing of Receivables under this Agreement at any time upon notice to the other; provided that no such termination shall affect Lender’s security interest in the Financed Receivables and other Collateral, and this Agreement shall continue to be effective, and Lender’s rights and remedies hereunder shall survive any such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full.  Upon any such termination, Borrower shall, upon demand by Lender, immediately repay all Advances then outstanding.

16.         Other Agreements.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:

REVCARE, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Manuel Occiano	By	/s/ Lee Shodiss
Name:	Manuel Occiano	Name:	Lee Shodiss
Title:	CEO	Title:	Sr. Vice President/Manager

Address for Notices:		Address for Notices:
5400 Orange Avenue		2120 El Camino Real

Cypress, CA 90630		Santa Clara, CA 95050

(714) 243-3401		Fax (408) 982-2112

EXHIBIT A

(to UCC-1)

The Collateral shall consist of all right, title and interest of Debtor, whether now existing or hereafter acquired or created, in and to the following:

(a)          All goods, inventory, merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Debtor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

(b)         All general intangibles (other than the “Intellectual Property” described in paragraph (e)), contract right, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

(c)          All accounts, contract rights, royalties, license rights and all other forms of obligations owing to Debtor, whether or not arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Debtor, and whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Debtor;

(d)         All documents, cash, deposit accounts, securities, investment property, letters of credit, certificates of deposit, instruments and chattel paper and Debtor’s books relating to the foregoing;

(e)          All goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips; all claims for damages by way of any past, present and future infringement of any of the foregoing (collectively the “Intellectual Property”).  Lender’s Security Interest in any Intellectual Property is only to the extent that (i) such Intellectual Property is proceeds of collateral other than Intellectual Property or (ii) any collateral described in paragraph (c) above is proceeds of such Intellectual Property; and

(f)            All Debtor’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

1

EXHIBIT B

(Borrower’s Existing Indebtedness)

[list all existing Indebtedness of Borrower as required under Section 7(i)

1